EXHIBIT 99.1

Investor Contact: Larry P. Kromidas
 lpkromidas@olin.com
(314) 480-1452

 News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES FOURTH QUARTER EARNINGS

Clayton, MO, January 30, 2012 - Olin Corporation (NYSE: OLN) announced today that its fourth quarter 2011 net income was $18.7 million, or $0.23 per diluted share, which compares favorably to net income of $2.0 million, or $0.02 per diluted share in the fourth quarter of 2010.  Sales in the fourth quarter of 2011 were $445.8 million, compared to $385.4 million in the fourth quarter of 2010.

Fourth quarter 2011 results included pretax restructuring charges of $4.1 million compared to fourth quarter 2010 restructuring charges of $34.2 million.  These charges are primarily associated with the conversion of the Charleston, Tennessee Chlor Alkali plant from mercury cell to membrane technology and the relocation of the Winchester centerfire ammunition manufacturing operations from East Alton, Illinois to Oxford, Mississippi.  Fourth quarter 2011 results also included $1.9 million of pretax insurance recoveries related to the Oxford, Mississippi and St. Gabriel, Louisiana facilities and $0.4 million of pretax recoveries of environmental costs incurred and expensed in prior periods.  Fourth quarter 2010 results included a $1.4 million pretax recovery of a previously written off investment and a $1.6 million pretax recovery of environmental costs incurred and expensed in prior periods.

Joseph D. Rupp, Chairman, President, and Chief Executive Officer said, “2011 was a successful year for Olin.  Earnings in our Chlor Alkali business more than doubled compared to 2010, driven by improved pricing and a higher level of co-product sales.  The Chlor Alkali business was also strengthened by the acquisition of PolyOne’s 50% interest in the SunBelt facility in the first quarter.  Winchester’s earnings, while declining from the surge levels of 2009 and 2010, still represented the third most profitable year in its history.  As a result of these performances, Olin generated the second highest level of EBITDA in its history.

“In the fourth quarter of 2011, the Chlor Alkali segment did experience weaker demand compared to both the third quarter of 2011 and the fourth quarter of 2010 levels.  We experienced weaker demand in most end use market segments and this resulted in a fourth quarter operating rate of 70%.  Fourth quarter 2011 ECU netbacks, excluding SunBelt, improved approximately 13% compared to fourth quarter 2010 levels.  These factors resulted in a year-over-year improvement in fourth quarter Chlor Alkali segment earnings of 38%.  Winchester’s fourth quarter 2011 results declined compared to the fourth quarter of 2010 reflecting higher commodity and manufacturing costs.  Fourth quarter 2011 restructuring charges exceeded our estimate due to an acceleration of the Winchester centerfire ammunition relocation project.

“First quarter 2012 net income is forecast to be in the $0.35 to $0.40 per diluted share range, reflecting some seasonal strengthening in both Chlor Alkali and Winchester, and approximately $2.5 million of pretax restructuring charges.  Chlor Alkali earnings are forecast to improve compared to the first quarter of 2011, reflecting higher selling prices and the full quarter 100% ownership of SunBelt.  Chlorine and caustic soda shipments are forecast to be similar to first quarter 2011 levels.  In the first quarter of 2012 Winchester results are forecast to be in line with first quarter 2011 levels as lower commercial volumes and higher commodity costs offset improved pricing.”

SEGMENT REPORTING

We define segment earnings as income (loss) before interest expense, interest income, other income (expense), and income taxes and include the earnings of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS

Chlor Alkali product sales for the fourth quarter of 2011 were $323.3 million compared to $272.7 million in the fourth quarter of 2010.  Fourth quarter 2011 chlorine and caustic soda volumes declined 13% compared to the fourth quarter 2010 levels, and fourth quarter 2011 potassium hydroxide volumes declined 34% compared to the fourth quarter of 2010.  These were partially offset by higher volumes of hydrochloric acid, which increased 13% during the fourth quarter of 2011 compared to the fourth quarter of 2010.  Fourth quarter 2011 bleach sales were comparable to fourth quarter 2010 levels.  Freight costs included in the ECU netbacks in the fourth quarter of 2011 were 23% higher compared to the fourth quarter of 2010.  Fourth quarter 2011 Chlor Alkali segment earnings of $50.3 million increased compared to the $36.5 million earned in the fourth quarter of 2010, due to higher selling prices and the SunBelt acquisition.

WINCHESTER

Winchester fourth quarter 2011 sales were $122.5 million compared to $112.7 million in the fourth quarter of 2010.  The increase in fourth quarter 2011 sales compared to the fourth quarter of 2010 reflects increased shipments to commercial, military and international customers, which more than offset a decline in shipments to law enforcement customers.  Winchester’s fourth quarter 2011 segment earnings were $0.5 million compared to $3.6 million in the fourth quarter of 2010.  The decrease in segment earnings reflects the impact of a less favorable product mix, higher commodity metal costs, higher manufacturing costs, and costs associated with the relocation of the centerfire operations to Oxford, Mississippi, partially offset by higher selling prices.

CORPORATE AND OTHER COSTS

Pension income included in the fourth quarter 2011 Corporate and Other segment was $7.0 million compared to income of $6.4 million in the fourth quarter of 2010.

Fourth quarter charges to income for environmental investigatory and remedial activities were $5.0 million in 2011, which includes the $0.4 million of pretax recoveries for costs incurred and expensed in prior periods.  Fourth quarter 2010 charges to income were less than $0.1 million for environmental investigatory and remedial activities and included $1.6 million of pretax recoveries for environmental costs incurred and expensed in prior periods.  Without these recoveries, charges to income for environmental investigatory and remedial activities would have been $5.4 million in the fourth quarter of 2011 compared to $1.6 million in the fourth quarter of 2010.  These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations.

Other corporate and unallocated costs in the fourth quarter of 2011 increased $3.5 million compared to the fourth quarter of 2010, primarily due to higher asset retirement costs and increased salary and benefit costs, partially offset by lower legal and legal-related settlement expenses.

RESTRUCTURING CHARGE

During the fourth quarter of 2011, a pretax restructuring charge of $4.1 million was recorded.  This charge was primarily related to costs associated with the Chlor Alkali mercury cell conversion project and employee and equipment relocation expenses incurred as part of the Winchester centerfire relocation project.

FINANCING

In December 2011, we repaid $75.0 million of bonds that were issued in 2001, and $12.2 million of SunBelt notes.  Both were redeemed using cash.  Also during December 2011, we drew the remaining $36.0 million of variable rate Go Zone bonds that were issued in 2010.  The associated cash was classified as a restricted long-term asset.  On December 31, 2011 there was a $51.7 million restricted cash balance that is required to be used to fund capital projects in Alabama, Mississippi and Tennessee.

DIVIDEND

On January 27, 2012, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock.  The dividend is payable on March 9, 2012 to shareholders of record at the close of business on February 10, 2012.  This is the 341st consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

The Company’s fourth quarter earnings conference call with securities analysts is scheduled for 10:00 A.M. Eastern Time, Tuesday, January 31st.  The call will feature remarks by Joseph D. Rupp, Olin’s Chairman, President and Chief Executive Officer; John E. Fischer, Olin’s Senior Vice President and Chief Financial Officer; John L. McIntosh, Olin’s Senior Vice President, Operations; and Larry P. Kromidas, Olin’s Assistant Treasurer and Director, Investor Relations.  Anyone wishing to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s website, www.olin.com.  Listeners should log on to the website at least 10 minutes before the call.  The call will also be audio archived on the Olin website for future replay beginning at 1:00 p.m. Eastern Time.  A final transcript of the conference call will be available on the website in the Investor section the following day.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in two business segments:  Chlor Alkali Products and Winchester.  Chlor Alkali Products manufactures chlorine and caustic soda, hydrochloric acid, hydrogen, potassium hydroxide and bleach products.  Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

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FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "project," "estimate," “forecast,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2010, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, housing, vinyls, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	unexpected litigation outcomes;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	changes in legislation or government regulations or policies;

•	higher-than-expected raw material and energy, transportation, and/or logistics costs;

•	weak industry conditions could affect our ability to comply with the financial maintenance covenants in our senior revolving credit facility and certain tax-exempt bonds;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service; and

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2012 - 04

Olin Corporation
Consolidated Statements of Income(a)

	Three Months		Years Ended
	Ended December 31,		December 31,
(In millions, except per share amounts)	2011	2010	2011	2010

Sales	$445.8	$385.4	$1,961.1	$1,585.9
Operating Expenses:
Cost of Goods Sold	368.3	323.2	1,573.9	1,349.9
Selling and Administration	39.6	33.1	161.4	134.4
Restructuring Charges(b)	4.1	34.2	10.7	34.2
Other Operating Income (Expense)(c)	2.9	(0.1)	8.8	2.5
Operating Income (Loss)	36.7	(5.2)	223.9	69.9
Earnings of Non-consolidated Affiliates	1.1	7.1	9.6	29.9
Interest Expense	7.9	5.9	30.4	25.4
Interest Income	0.5	0.3	1.2	1.0
Other (Expense) Income(d)	(3.9)	1.4	175.1	1.5
Income (Loss) before Taxes	26.5	(2.3)	379.4	76.9
Income Tax Provision (Benefit)	7.8	(4.3)	137.7	12.1
Net Income	$18.7	$2.0	$241.7	$64.8
Net Income Per Common Share:
Basic	$0.23	$0.03	$3.02	$0.82
Diluted	$0.23	$0.02	$2.99	$0.81
Dividends Per Common Share	$0.20	$0.20	$0.80	$0.80
Average Common Shares Outstanding - Basic	80.1	79.6	80.0	79.2
Average Common Shares Outstanding - Diluted	80.7	80.4	80.8	79.9

(a)	Unaudited.
(b)
Restructuring charges were primarily associated with exiting the use of mercury cell technology in the chlor alkali manufacturing process by the end of 2012 and the ongoing relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS.

(c)
Other operating income (expense) for the three months and year ended December 31, 2011 included $1.9 million of insurance recoveries related to our Oxford, MS and our St. Gabriel, LA facilities.  Other operating income (expense) for the year ended December 31, 2011 also included a gain of $3.7 million on the sale of a former manufacturing site.

(d)
Other (expense) income for the three months ended December 31, 2011 included $4.1 million of expense for our earn out liability from the SunBelt acquisition.  Other (expense) income for the year ended December 31, 2011 included a pretax gain of $181.4 million as a result of remeasuring our previously held 50% equity interest in SunBelt, partially offset by $6.7 million of expense for our earn out liability from the SunBelt acquisition.  The income tax provision for the year ended December 31, 2011 included $76.0 million of deferred tax expense as a result of the remeasurement of the SunBelt investment.  Other (expense) income for the three months and year ended December 31, 2010 included a $1.4 million recovery from an investment in corporate debt securities that was written off in 2008.

Olin Corporation
Segment Information(a)

	Three Months		Years Ended
	Ended December 31,		December 31,
(In millions)	2011	2010	2011	2010
Sales:
Chlor Alkali Products	$323.3	$272.7	$1,389.1	$1,036.6
Winchester	122.5	112.7	572.0	549.3
Total Sales	$445.8	$385.4	$1,961.1	$1,585.9
Income (Loss) before Taxes:
Chlor Alkali Products(b)	$50.3	$36.5	$245.0	$117.2
Winchester	0.5	3.6	37.9	63.0
Corporate/Other:
Pension Income(c)	7.0	6.4	27.8	24.6
Environmental Expense(d)	(5.0)	—	(7.9)	(9.1)
Other Corporate and Unallocated Costs	(13.8)	(10.3)	(67.4)	(64.2)
Restructuring Charges(e)	(4.1)	(34.2)	(10.7)	(34.2)
Other Operating Income (Expense)(f)	2.9	(0.1)	8.8	2.5
Interest Expense	(7.9)	(5.9)	(30.4)	(25.4)
Interest Income	0.5	0.3	1.2	1.0
Other (Expense) Income(g)	(3.9)	1.4	175.1	1.5
Income (Loss) before Taxes	$26.5	$(2.3)	$379.4	$76.9

(a)	Unaudited.
(b)
Earnings of non-consolidated affiliates are included in the Chlor Alkali Products segment results consistent with management's monitoring of the operating segments. The earnings from non-consolidated affiliates were $1.1 million and $7.1 million for the three months ended December 31, 2011 and 2010, respectively, and $9.6 million and $29.9 million for the years ended December 31, 2011 and 2010, respectively.  On February 28, 2011, we acquired the remaining 50% interest in SunBelt.  Since the date of acquisition, SunBelt's results are no longer included in earnings of non-consolidated affiliates but are consolidated in our financial statements.

(c)
The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data.  All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.  Pension income for the year ended December 31, 2010 included a charge of $1.3 million associated with an agreement to withdraw our Henderson, NV chlor alkali hourly workforce from a multi-employer defined benefit pension plan.

(d)
Environmental expense for the three months ended December 31, 2011 and 2010 included $0.4 million and $1.6 million, respectively, of recoveries from third parties for costs incurred and expensed in prior periods.  Environmental expense for the years ended December 31, 2011 and 2010 included $11.4 million and $7.2 million, respectively, of recoveries from third parties for costs incurred and expensed in prior periods.

(e)
Restructuring charges were primarily associated with exiting the use of mercury cell technology in the chlor alkali manufacturing process by the end of 2012 and the ongoing relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS.

(f)
Other operating income (expense) for the three months and year ended December 31, 2011 included $1.9 million of insurance recoveries related to our Oxford, MS and our St. Gabriel, LA facilities.  Other operating income (expense) for the year ended December 31, 2011 also included a gain of $3.7 million on the sale of a former manufacturing site.

(g)
Other (expense) income for the three months ended December 31, 2011 included $4.1 million of expense for our earn out liability from the SunBelt acquisition.  Other (expense) income for the year ended December 31, 2011 included a pretax gain of $181.4 million as a result of remeasuring our previously held 50% equity interest in SunBelt, partially offset by $6.7 million of expense for our earn out liability from the SunBelt acquisition.  Other (expense) income for the three months and year ended December 31, 2010 included a $1.4 million recovery from an investment in corporate debt securities that was written off in 2008.

Olin Corporation
Consolidated Balance Sheets(a)

	December 31,
(In millions, except per share data)	2011	2010

Assets:
Cash & Cash Equivalents	$304.8	$458.6
Accounts Receivable, Net	237.1	186.9
Income Taxes Receivable	0.7	6.1
Inventories	176.6	155.6
Current Deferred Income Taxes	50.9	46.0
Other Current Assets	10.2	29.6
Total Current Assets	780.3	882.8
Property, Plant and Equipment
(Less Accumulated Depreciation of $1,144.0 and $1,068.1)	885.4	675.0
Prepaid Pension Costs	23.0	16.3
Restricted Cash	51.7	102.0
Other Assets	85.6	72.3
Goodwill	627.4	300.3
Total Assets	$2,453.4	$2,048.7

Liabilities and Shareholders' Equity:
Current Installments of Long-Term Debt	$12.2	$77.8
Accounts Payable	149.7	115.5
Accrued Liabilities	237.2	197.7
Total Current Liabilities	399.1	391.0
Long-Term Debt	524.2	418.2
Accrued Pension Liability	59.1	58.6
Deferred Income Taxes	101.0	23.5
Other Liabilities	381.8	327.1
Total Liabilities	1,465.2	1,218.4
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares:
Issued and Outstanding 80.1 Shares (79.6 in 2010)	80.1	79.6
Additional Paid-In Capital	852.0	842.3
Accumulated Other Comprehensive Loss	(291.8)	(261.8)
Retained Earnings	347.9	170.2
Total Shareholders' Equity	988.2	830.3
Total Liabilities and Shareholders' Equity	$2,453.4	$2,048.7

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Years Ended
	December 31,
(In millions)	2011	2010
Operating Activities:
Net Income	$241.7	$64.8
Gain on Remeasurement of Investment in SunBelt	(181.4)	—
Earnings of Non-consolidated Affiliates	(9.6)	(29.9)
Gains on Disposition of Property, Plant and Equipment	(6.2)	(1.1)
Stock-Based Compensation	5.8	6.7
Depreciation and Amortization	99.3	86.9
Deferred Income Taxes	92.6	11.2
Non-cash Portion of Restructuring Charge	—	17.5
Qualified Pension Plan Contributions	(0.9)	(9.8)
Qualified Pension Plan Income	(26.4)	(21.6)
Common Stock Issued Under Employee Benefit Plans	—	1.0
Changes in:
Receivables	(26.2)	(3.6)
Income Taxes Receivable	5.0	13.3
Inventories	(17.0)	(31.8)
Other Current Assets	0.6	(1.7)
Accounts Payable and Accrued Liabilities	15.6	14.1
Other Assets	(0.2)	2.0
Other Noncurrent Liabilities	25.6	(2.0)
Other Operating Activities	(2.4)	(0.5)
Net Operating Activities	215.9	115.5
Investing Activities:
Capital Expenditures	(200.9)	(85.3)
Business Acquired in Purchase Transaction, Net of Cash Acquired	(123.4)	—
Proceeds from Sale/Leaseback of Equipment	3.2	—
Proceeds from Disposition of Property, Plant and Equipment	7.9	3.1
Distributions from Affiliated Companies, Net	1.9	23.6
Restricted Cash Activity	50.3	(102.0)
Other Investing Activities	1.4	0.9
Net Investing Activities	(259.6)	(159.7)
Financing Activities:
Long Term Debt:
Borrowings	36.0	117.0
Repayments	(87.2)	(20.7)
Issuance of Common Stock	—	9.2
Common Stock Repurchased and Retired	(4.2)	—
Stock Options Exercised	8.3	2.9
Excess tax benefits from stock options exercised	1.0	0.2
Dividends Paid	(64.0)	(63.3)
Deferred Debt Issuance Cost	—	(1.0)
Net Financing Activities	(110.1)	44.3
Net (Decrease) Increase in Cash and Cash Equivalents	(153.8)	0.1
Cash and Cash Equivalents, Beginning of Year	458.6	458.5
Cash and Cash Equivalents, End of Period	$304.8	$458.6

(a)	Unaudited.

Olin Corporation
Quarterly Trend Data(a)

	2011
	First	Second	Third	Fourth	Total
(In millions, except per share data)	Quarter	Quarter	Quarter	Quarter	Year
Sales	$436.0	$529.1	$550.2	$445.8	$1,961.1
Income before Taxes	219.8	63.7	69.4	26.5	379.4
Depreciation and Amortization	23.2	25.4	25.5	25.2	99.3
Capital Expenditures	25.6	37.8	65.0	72.5	200.9
Dividends Paid	16.0	16.0	16.0	16.0	64.0
Total Debt to Total Capitalization	38.0%	37.1%	36.9%	35.2%	35.2%
Diluted Income Per Common Share	$1.66	$0.52	$0.58	$0.23	$2.99
Dividends	$0.20	$0.20	$0.20	$0.20	$0.80
Average Common Shares Outstanding - Diluted	80.4	81.1	80.8	80.7	80.8

	2010
	First	Second	Third	Fourth	Total
(In millions, except per share data)	Quarter	Quarter	Quarter	Quarter	Year
Sales	$362.0	$405.7	$432.8	$385.4	$1,585.9
Income (Loss) before Taxes	15.2	25.2	38.8	(2.3)	76.9
Depreciation and Amortization	21.6	21.6	21.6	22.1	86.9
Capital Expenditures	21.4	20.3	21.7	21.9	85.3
Dividends Paid	15.8	15.8	15.8	15.9	63.3
Total Debt to Total Capitalization	32.6%	32.8%	31.1%	37.4%	37.4%
Diluted Income Per Common Share	$0.18	$0.21	$0.40	$0.02	$0.81
Dividends	$0.20	$0.20	$0.20	$0.20	$0.80
Average Common Shares Outstanding - Diluted	79.4	79.8	80.2	80.4	79.9

(a)	Unaudited.